Exhibit 12.1


         Statement of Computation of Ratio of Earnings to Fixed Charges



                                                                                                            Nine Months Ended
                                                          Year ended December 31,                         Sept. 27,      Oct. 2,
                                      1999          2000          2001          2002          2003          2003          2004
                                      ----          ----          ----          ----          ----          ----          ----
Fixed Charges:
Portion of rental expense
  representing interest             $   1,177     $   1,277     $   1,320     $   1,187     $   1,075     $     805     $     780
Interest and amortization
  of debt issuance costs                  369           300           626         5,119         3,761         2,821         2,835
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Total fixed charges                     1,546         1,577         1,946         6,306         4,836         3,626         3,615

Earnings:
Earnings (loss) before income
  taxes and cumulative
  effect of accounting change           3,398        28,596       (82,782)      (52,183)      (51,139)      (38,640)      (32,802)
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Total earnings, as defined          $   4,944     $  30,173     $ (80,836)    $ (45,877)    $ (46,303)    $ (35,014)    $ (29,187)
                                    =========     =========     =========     =========     =========     =========     =========
Ratio of earnings to fixed
  charges (1)                            3.2x         19.1x          --             --            --            --             --
                                    =========     =========     =========     =========     =========     =========     =========




(1) For purposes of computing the ratio of earnings to fixed charges, total earnings consist of income (loss) before provision for income taxes and cumulative effect of accounting change plus fixed charges. Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest. Earnings were not sufficient to cover fixed charges by $82.8 million, $52.2 million, and $51.1 million for the years ended December 31, 2001, 2002 and 2003 respectively. Earnings were not sufficient to cover fixed charges by $38.6 million and $32.8 million for the nine months ended September 27, 2003 and October 2, 2004, respectively.